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                            INTERACTIVE NETWORK, INC.
                (Name of Registrant as Specified In Its Charter)

             INTERACTIVE NETWORK INDEPENDENT SHAREHOLDERS COMMITTEE
                   (Name of Persons(s) Filing Proxy Statement)

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             Interactive Network Independent Shareholders Committee
                                26 Woodhill Road

                               Tenafly, N.J. 07670
                             Tel No. (201) 567-4415
                             Fax No. (201) 567-4592

[                 ]
[address                             ]
[                                         ]

Re: Interactive Network Independent Shareholders Committee

Dear ___________:

I am forwarding to you the materials which we spoke of yesterday in the hope that it might be helpful in your understanding of our position relative to your voting the shares (Common Stock) of INTERACTIVE NETWORK, INC. owned by
______________.

I am a member of the Shareholders Committee, an advisor to and the original underwriter of Interactive Network, and a substantial shareholder. I am proposing an option to the shareholders which would expand the Board of Director and nominate 5 additional people. Given the complexity and importance of the decisions facing "your company" over the next 12 months, it was mine and the opinion of many other shareholders, that a more experienced and diversified representation on the Board of Directors was imperative. The Company, for some unexplained reason deferred our request, as it feels qualified to make all these decisions without additional assistance.

If it would be possible to discuss these issues with you in the next few days (the annual meeting is Friday next), I would be most appreciative. Your input and perspectives are most valued to us and we look forward to working together with you in an effort to improve Interactive Network's opportunity for success.

Your truly,

The Shareholders Committee

/s/ Robert H. Hesse
--------------------
Robert H. Hesse